Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Third Quarter Results

DALLAS--(BUSINESS WIRE)--June 13, 2017--Neiman Marcus Group LTD LLC today reported financial results for its third fiscal quarter ended April 29, 2017. For the third quarter, the Company reported total revenues of $1.11 billion, representing a decrease of 4.9% compared to total revenues of $1.17 billion for the third quarter of fiscal year 2016. During this same period, comparable revenues decreased 4.9% and the Company reported a net loss of $24.9 million compared to net earnings of $3.8 million for the third quarter of fiscal year 2016. Adjusted EBITDA, which is described on page 7 of this release, for the third quarter of fiscal year 2017 was $135.9 million compared to $173.2 million in the prior year.

On a year-to-date basis, the Company reported total revenues of $3.59 billion, representing a decrease of 6.2% compared to total revenues of $3.82 billion for the same period in the prior year. During this same period, comparable revenues decreased 6.6%. Including non-cash impairment charges of $153.8 million as described below under “Other Items”, the Company reported a net loss of $165.5 million compared to net earnings of $1.1 million in the prior year. Year-to-date Adjusted EBITDA was $385.6 million compared to $520.4 million for the same period in the prior year.

Other Items. The Company recorded non-cash impairment charges of $153.8 million in the second quarter of fiscal year 2017 to state certain intangible and other assets, primarily related to its Neiman Marcus brand, to their estimated fair value.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, June 13, 2017 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry.

For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 7 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	April 29, 2017	April 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$53,615	$76,282
Credit card receivables	48,681	52,731
Merchandise inventories	1,231,210	1,200,913
Other current assets	155,662	109,436
Total current assets	1,489,168	1,439,362

Property and equipment, net	1,600,759	1,547,739
Intangible assets, net	3,011,656	3,515,585
Goodwill	2,069,082	2,276,041
Other long-term assets	26,981	16,340
Total assets	$8,197,646	$8,795,067

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$213,709	$264,727
Accrued liabilities	441,182	486,681
Current portion of long-term debt	29,426	29,426
Total current liabilities	684,317	780,834

Long-term liabilities:
Asset-based revolving credit facility	435,000	265,000
Long-term debt, net of debt issuance costs	4,414,225	4,420,966
Deferred income taxes	1,242,518	1,458,281
Other long-term liabilities	634,667	452,414
Total long-term liabilities	6,726,410	6,596,661

Total member equity	786,919	1,417,572
Total liabilities and member equity	$8,197,646	$8,795,067

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Thirty-nine weeks ended
(in thousands)	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Revenues	$1,111,435	$1,169,292	$3,586,118	$3,821,149
Cost of goods sold including buying and occupancy costs	730,543	743,471	2,412,903	2,505,837
Selling, general and administrative expenses	265,566	274,777	849,880	862,773
Income from credit card program	(15,053)	(15,010)	(45,471)	(44,634)
Depreciation expense	55,694	59,616	169,791	169,157
Amortization of intangible assets	12,126	13,978	38,630	43,426
Amortization of favorable lease commitments	13,379	13,421	40,476	40,570
Other expenses (income)	10,908	(634)	22,937	24,512
Impairment charges	-	-	153,772	-

Operating earnings (loss)	38,272	79,673	(56,800)	219,508

Interest expense, net	73,718	72,675	219,998	215,855

Earnings (loss) before income taxes	(35,446)	6,998	(276,798)	3,653

Income tax expense (benefit)	(10,572)	3,208	(111,342)	2,517

Net earnings (loss)	$(24,874)	$3,790	$(165,456)	$1,136

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen weeks ended		Thirty-nine weeks ended
(in millions)	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Capital expenditures	$47.5	$78.2	$161.5	$232.0

Rent expense	$26.6	$26.6	$82.7	$85.5

Adjusted EBITDA	$135.9	$173.2	$385.6	$520.4

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. This financial metric is not a presentation made in accordance with GAAP.

Adjusted EBITDA should not be considered as an alternative to operating earnings (loss) or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA is not presented as and should not be considered as an alternative to cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s consolidated statements of operations prepared in accordance with GAAP to EBITDA and Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Thirty-nine weeks ended
(dollars in millions)	April 29, 2017	April 30, 2016	April 29, 2017	April 30, 2016

Net earnings (loss)	$(24.9)	$3.8	$(165.5)	$1.1
Income tax expense (benefit)	(10.6)	3.2	(111.3)	2.5
Interest expense, net	73.7	72.7	220.0	215.9
Depreciation expense	55.7	59.6	169.8	169.2
Amortization of intangible assets and
favorable lease commitments	25.5	27.4	79.1	84.0
EBITDA	$119.5	$166.7	$192.1	$472.7
Impairment charges	-	-	153.8	-
Incremental rent expense related to purchase
accounting adjustments	2.4	2.5	7.4	7.9
Non-cash stock-based compensation expense	0.2	-	0.7	3.9
Expenses incurred in connection with openings
of new stores / remodels of existing stores	3.0	4.6	8.7	11.5
Expenses incurred in connection with strategic
initiatives	8.3	3.6	17.0	21.9
MyTheresa acquisition costs	2.6	0.1	3.3	4.4
Net gain from facility closure	-	(5.4)	-	(5.4)
Other expenses	-	1.1	2.6	3.7
Adjusted EBITDA	$135.9	$173.2	$385.6	$520.4

Excluded from the calculation of Adjusted EBITDA are the estimated impacts from the launch of the Company’s new NMG One integrated merchandising and distribution system in the first quarter of fiscal year 2017. The Company has experienced and continues to experience issues with respect to the functionality and capabilities of certain portions of the new system. These issues primarily relate to the processing of inventory receipts at the Company’s distribution centers, the timely payment of certain merchandise receipts, the transfer of inventories to the Company’s stores and the presentation of inventories on the Company’s websites. These issues have prevented the Company from fulfilling certain customer demand in both its stores and websites. As a result of these implementation issues, the Company believes its revenues have been adversely impacted, incremental markdowns have been incurred, higher provisions for estimated inventory shrinkage have been required, additional incremental costs, primarily for consulting services have been incurred, and significant internal resources have been allocated to address these issues.

Based on available data, the Company estimates that these issues resulted in unrealized revenues of approximately $55 to $65 million during year-to-date fiscal 2017. However, the Company believes the full impact of the NMG One implementation issues on its revenues is likely greater because there are a number of ways in which the Company’s business has been disrupted that it cannot directly track or measure.

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and Investor Relations